Exhibit 23.1

Moore Stephens Wurth Frazer and Torbet, LLP
 Certified Public Accountants and Consultants

Consent of Independent Accountants

To the Board of Directors
 China Housing & Land Development Inc.

We hereby consent to use in this annual report of Form 10-K, of our report dated March 26, 2007 with respects to our audit of financial statements of China Housing and Land Development Inc., and Subsidiaries at December 31, 2006 and related statements of income, shareholders’ equity, and cash flows for the year ended December 31, 2006 and to the reference to our firm under the heading “Experts”.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP
Walnut, California
March 24, 2009

Los Angeles County Office

1199 S. Fairway Dr., Suite 200 Walnut, CA 91789 Tel: (909) 594-2713 Fax (909) 594-2357